Registration No. 333-199912

Registration No. 333-184801

Registration No. 333-156341

Registration No. 333-156338

Registration No. 333-147734

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-199912

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-184801

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-156341

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-156338

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-147734

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boulder Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-2949397
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1600 Pearl Street, Suite 300, Boulder, Colorado, 80302

(Address of Principal Executive Offices) (Zip Code)

Smart Balance, Inc. 2012 Inducement Award Plan

Smart Balance, Inc. Amended and Restated Inducement Award Plan

Smart Balance, Inc. Stock and Awards Plan

(Full Title of the plans)

Timothy R. Kraft, Esq.

Chief Legal Officer and Corporate Secretary

1600 Pearl Street, Suite 300

Boulder, Colorado 80302

(303) 652-0521

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Philip Richter, Esq.

Matthew Soran, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company. “See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Boulder Brands, Inc., a Delaware corporation (“Boulder Brands”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-199912 filed by Boulder Brands with the Securities and Exchange Commission (“SEC”) on November 6, 2014, registering 2,000,000 shares of common stock, par value $0.0001 per share of Boulder Brands (the “Common Stock”) relating to the Smart Balance, Inc. 2012 Inducement Award Plan.

•	Registration Statement No. 333-184801 filed by Boulder Brands with the SEC on November 7, 2012, registering 1,300,000 shares of Common Stock, relating to the Smart Balance, Inc. 2012 Inducement Award Plan.

•	Registration Statement No. 333-156341 filed by Boulder Brands with the SEC on December 19, 2008, registering 2,500,000 shares of Common Stock, relating to the Smart Balance, Inc. Stock and Awards Plan.

•	Registration Statement No. 333-156338 filed by Boulder Brands with the SEC on December 19, 2008, registering 1,375,000 shares of Common Stock, relating to the Smart Balance, Inc. Amended and Restated Inducement Award Plan.

•	Registration Statement No. 333-147734 filed by Boulder Brands with the SEC on November 30, 2007, registering 9,650,000 shares of Common Stock, relating to the Smart Balance, Inc. Stock and Awards Plan.

On January 15, 2016 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated November 24, 2015, among Boulder Brands, Pinnacle Foods Inc. (“Pinnacle”) and Slope Acquisition Inc. (“Purchaser”), Purchaser merged with and into Boulder Brands, with Boulder Brands surviving as the continuing corporation (the “Merger”). As a result of the Merger, Boulder Brands became a wholly owned subsidiary of Pinnacle.

As a result of the Merger, Boulder Brands has terminated all offerings of its Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by Boulder Brands in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Boulder Brands hereby removes from registration all of such securities of Boulder Brands registered but which remain unsold under the Registration Statements as of the Effective Date.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, Boulder Brands certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Parsippany, New Jersey, on January 15, 2016.

BOULDER BRANDS, INC.

Date: January 15, 2016	By:	/s/ M. Kelley Maggs
Name: M. Kelley Maggs
Title: Vice President and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.